EXHIBIT 10.2
January 5, 2015
Reference is made to that certain Purchase Agreement, dated as of January 5, 2015 (the “Purchase Agreement”), by and among Stuart Weitzman Topco LLC, a Delaware limited liability company, Stuart Weitzman Intermediate LLC, a Delaware limited liability company, and Coach, Inc., a Maryland corporation (“Purchaser”). All capitalized terms in this letter agreement not defined herein have the meanings ascribed to such terms in the Purchase Agreement.
The parties to this letter agreement agree and acknowledge that Purchaser would not have executed the Purchase Agreement without the benefits of this letter agreement and that Purchaser relied on the agreements set forth herein in its decision to enter into the Purchase Agreement. Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto acknowledge and agree as follows:
1.Closing Payment. At the Closing, Stuart A. Weitzman (“SAW”) shall pay $2,500,000 to Purchaser by wire transfer of immediately available funds to an account designated by Purchaser to SAW at least two days prior to the Closing Date.
2.Earnout. On or prior to each of March 31, 2016, March 31, 2017 and March 31, 2018, Purchaser shall deliver the Earnout Statement to SAW. In the event of an Earnout Dispute, Purchaser shall deliver the Final Determination to SAW within five (5) Business Days of such determination.

a.
In the event that the Revenue for the 2015 Earnout Period is greater than or equal to the Earnout Target for the 2015 Earnout Period, then SAW shall pay to Purchaser an amount in cash equal to $666,666 (the “2015 SAW Earnout Payment”).

b.
In the event that the Revenue for the 2016 Earnout Period is greater than or equal to the Earnout Target for the 2016 Earnout Period, then SAW shall pay to Purchaser an amount in cash equal to the sum of (1) the sum of the 2015 SAW Earnout Payment and $666,667 (the “2016 SAW Earnout Payment”) minus (2) the amount of any 2015 SAW Earnout Payment previously paid to Purchaser pursuant to Section 2(a) above.

c.
In the event that the Revenue for the 2017 Earnout Period is greater than or equal to the Earnout Target for the 2017 Earnout Period, then SAW shall pay to Purchaser an amount in cash equal to the sum of (1) the sum of the 2015 SAW Earnout Payment, the 2016 SAW Earnout Payment and $666,667 (the “2017 SAW Earnout Payment”) minus (2) the amount of any 2015 SAW Earnout Payment and/or 2016 SAW Earnout Payment previously paid to Purchaser pursuant to Sections 2(a) and/or 2(b) above.

d.
In the event the Earnout Payments are due pursuant to Section 2.7(g) of the Purchase Agreement, SAW shall pay the full amount of the 2015 SAW Earnout Payment, the 2016 SAW Earnout Payment and the 2017 SAW Earnout Payment that has not been previously paid to Purchaser upon the consummation of any such transaction described in Section 2.7(g) of the Purchase Agreement (i.e., $2,000,000 less the amount of the 2015 SAW Earnout Payment, the 2016 SAW Earnout Payment and the 2017 SAW Earnout Payment paid to Purchaser).

e.
If the 2015 SAW Earnout Payment, the 2016 SAW Earnout Payment and/or the 2017 SAW Earnout Payment are due pursuant to an Earnout Statement or Final Determination delivered by Purchaser, no later than five (5) days following receipt of the Earnout Statement or the Final Determination, as applicable, SAW shall pay to Purchaser by wire transfer of immediately available funds to an account designated by Purchaser the amounts due under this Section 2.

3.Set-Off. Notwithstanding anything to the contrary in this letter agreement, Purchaser shall have the right to set off and apply any and all amounts owing by SAW under Sections 1 or 2 of this letter agreement, in each case that have not been paid to Purchaser, against any amounts due or that thereafter becomes due to SAW under his employment letter, entered on or about the date hereof, with Purchaser. The rights of Purchaser under this Section 3 are in addition to other rights and remedies which Purchaser may have hereunder or under the employment letter.
4.Termination. This letter agreement shall automatically terminate, without further liability or obligation of any of the parties hereto, if the Purchase Agreement is terminated without the Closing occurring.
5.Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this letter agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of New York.
6.Counterparts. This letter agreement may be executed in multiple counterparts (including by means of telecopy or electronic pdf signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed and delivered this letter agreement as of the date first written above.

COACH, INC.

By:	/s/ Todd Kahn
Name:	Todd Kahn
Title:	Global Affairs Officer, General Counsel & Secretary

/s/ Stuart Weitzman
Stuart Weitzman

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